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                                                                   EXHIBIT 10(Z)

                        PREFERRED STOCK VOTING AGREEMENT

         Agreement as of this 5th day of December, 2001, by and between FINOVA Mezzanine Capital Inc. ("FINOVA") and Universal Automotive Industries, Inc. (the "Company").

                                   RECITALS:

         First, in connection with the restructuring of a 12.25% Subordinated Debenture due July 11 2002, issued by the Company to FINOVA, on October 30, 2001 the Company issued 100,000 shares of Series B Preferred Stock (the "Preferred Stock") to FINOVA at an effective price of $20.00 per share. The rights of the Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock filed on October 31, 2001 with the Secretary of State for the State of Delaware (the "Certificate"). The Certificate provides, among other things, that the Preferred is convertible into shares of the Company's common stock, $.01 par value ("Common Stock") at a conversion rate of ten shares of Common Stock for each share of Preferred Stock, subject to adjustment (the "Conversion Rate").

         Second, the Certificate provides that the Conversation Rate is subject to adjustment in the event the Company issues shares of Common Stock, or equity securities convertible into shares of Common Stock, to officers, employees or affiliates of the Company at a price per share less than $1.39, subject to adjustment for stock splits, reverse stock splits and similar transactions. The Preferred Stock is currently convertible into a total of 1,000,000 shares of the Company's Common Stock.

         Third, the Certificate provides in part, "Except as otherwise provided by law or by [the Certificate], the [holders of the Company's Series A Preferred Stock], the [holders of the Preferred Stock] and the holders of [shares of Common Stock) shall vote as one class in any and all matters with respect to which holders of [the shares of Common Stock] have voting or consent rights. Each share of [the Preferred Stock] shall be entitled to cast the number of votes equal to the number of Conversion Shares into which a share of [the Preferred Stock] is then convertible; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote. The Conversion Rate to be used in connection with the foregoing shall be the Conversion Rate in effect on the date fixed for the determination of holders of [Common Stock] entitled to vote on the matter."

         Fourth, on October 30, 2001 (the "Closing Date"), the closing price of the Company's Common Stock was $1.89. Had FINOVA purchased $2,000,000 worth of Common Stock on the Closing Date, it would have received approximately 1,058,201 shares of Common Stock, representing approximately 58,201 more shares of Common Stock than the number of shares of Common Stock into which the Preferred Stock was convertible at the time of issuance. However, as the result of the potential adjustment in the Conversion Rate, if the Company issues a large number of shares of Common Stock to officers, directors, employees or affiliates at a price per share less than $1.39, the number of shares of Common Stock into which the Preferred Stock is convertible could increase to a number in excess of 1,058,021.



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         Fifth, the Nasdaq Stock Market, Inc. ("Nasdaq") has advised the Company that it considers the issuance of the Preferred Stock to be in violation of Nasdaq's Voting Rights Policy, and that in order for the Preferred Stock issuance to be in compliance with its Voting Rights Policy, appropriate steps must be taken to ensure that for so long as the Preferred Stock remains as such, it be held or voted in such a manner as to ensure that the voting rights on an as-converted basis be proportionate to the number of votes that would have been allocable to the Preferred Stock had it been purchased at the closing price of the Company's common stock as of the Closing Date. The parties are desirous of taking the steps outlined below to address Nasdaq's concerns that FINOVA and its successors in interest not exercise disproportionate voting with respect to the Preferred Stock.

         NOW THEREFORE, in consideration of the provisions and covenants contained herein, the parties agree as follows:

         1. Recitals. The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

         2. Adjustment to Voting Rights. Until amendment of the Certificate as set forth in Section 3 below, FINOVA agrees on behalf of itself (and its successors in interest to any of the Preferred Stock) that in the event that, as a result of an adjustment in the Conversion Rate (as defined in the Certificate) pursuant to Section 6(a)(3) of the Certificate, the Preferred Stock becomes convertible into more than 1,058,021 shares of the Company's Common Stock, the holder of the Preferred Stock shall vote only such number of shares of Preferred Stock as entitle the holder to a number of votes equal to the product of 105,822.1 and the Conversion Rate (giving effect only to adjustments to the Conversion Rate pursuant to paragraphs 6(a)(1) and 6(a)(2) of the Certificate, and giving no effect to conversions pursuant to paragraph 6(a)(3) of the Certificate). Nothing contained herein shall affect the right of FINOVA (or its successors in interest) from voting any share of Common Stock held by such party or over which such party has been granted voting rights.

         3. Amendment to Certificate. The parties agree to use their best efforts to, as promptly as practicable, amend the Certificate to effect the purpose and intent of Section 2 above, which amendment, upon effectiveness, will supersede Section 2, and shall amend and restate Section 7 of the Certificate (set forth in the third recital above) as follows:

         Except as otherwise provided by law or by this Paragraph 7, the Series A Holders, the Series B Holders and the holders of Common Shares shall vote as one class in any and all matters with respect to which holders of Common Shares have voting or consent rights. Each share of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of Conversion Shares into which a share of Series B Preferred Stock is then convertible; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote, and, provided further, that such number of votes shall not exceed the product of 105,822.1 and the Conversion Rate (giving effect only to adjustments to the Conversion Rate pursuant to Paragraphs 6(a)(1) and 6(a)(2) of this Certificate, and giving no effect to adjustments to the Conversion Rate made



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         pursuant to Paragraph 6(a)(3)). The Conversion Rate to be used in connection with the foregoing shall be tile Conversion Rate in effect oil tile date fixed for the determination of holders of Common Shares entitled to vote on the matter.

         4. Miscellaneous. This Agreement may be exercised in several counterparts, whether by photocopy, original or facsimile. each of which when taken together as a whole will constitute one binding original.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


Universal Automotive Industries, Inc.       FINOVA Mezzanine Capital Inc.

By: /s/ Arvin Scott                         By:
   --------------------------                  --------------------------------
Its: President and CEO                      Its: Vice President
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